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                                                                    Exhibit 99.4

                                    FORM OF
                    NONCOMPETITION/NONSOLICITATION AGREEMENT
                    ----------------------------------------

     THIS NONCOMPETITION/NONSOLICITATION AGREEMENT, dated as of August __, 1998 (the "Agreement"), is by and between _____________________, a Delaware corporation (the "Buyer"), and ________________________ (the "Stockholder").

                                    RECITALS
                                    --------

     A. The Stockholder is an officer and stockholder or optionholder of ___________________, a corporation organized under the laws of the State of Israel (the "Company").

     B. The Company is engaged in the business of developing, marketing, licensing and supporting security software products designed to manage access, detect and prevent unauthorized access to critical information systems in open client/server environments, including wide area networks, Internet and intranet systems (the "Business").

     C. Pursuant to and subject to the conditions under an Agreement, dated as of August __, 1998 (the "Acquisition Agreement"), all of the issued and outstanding shares of the Company Stock not already owned by Buyer will be exchanged for newly issued shares of the Buyer Stock (the "Exchange"), after which the Company will be a wholly-owned subsidiary of the Buyer.

     D. The Stockholder will receive a substantial economic benefit upon the consummation of the Exchange.

     E. One of the conditions to the obligations of the Buyer to consummate the Exchange pursuant to the Acquisition Agreement is that the Stockholder enter into this Agreement.

     E. The Stockholder wishes to enter into this Agreement to induce the Buyer to consummate the Exchange pursuant to the Exchange Agreement.

                                   AGREEMENTS
                                   ----------

     To induce the Buyer to consummate the Exchange pursuant to the Acquisition Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.  Noncompetition by the Stockholder.  The Stockholder acknowledges that:
(a) the Company has been engaged in the Business; (b) the Stockholder is one of the persons who is primarily responsible for the conduct, management and operation of the Business by the Company; (c) the Business is conducted by the Company in Israel, throughout the United States and elsewhere; (d) the Stockholder's work for and ownership interests in the Company have provided the Stockholder with trade secrets and confidential information of the Company
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concerning the Business; (e) the agreements and covenants contained in this
Agreement are essential to protect the Business conducted by the Company and its goodwill; and (f) the Buyer would not have entered into the Acquisition Agreement and will not consummate the Exchange pursuant to the Acquisition Agreement but for such agreements and covenants. Accordingly, the Stockholder covenants and agrees as follows:

          1.1 Restricted Activities. For a period commencing on the date hereof and terminating on the third anniversary of the Closing Date (as defined in the Acquisition Agreement) (the "Restricted Period"), the Stockholder, unless acting in accordance with the Buyer's prior written consent (which consent may be given by Buyer's chairman or any other duly authorized officer) or as an employee of, or as a consultant to, the Buyer, the Company or one of their affiliates, shall not, in Israel, the United States or any other place where the Buyer or any of its affiliates (whether such affiliate is now existing or hereafter formed) conducts, or currently intends to conduct, the Business or any part thereof, directly or indirectly, own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or similar affiliation with, any business or enterprise engaged in the Business; provided, however, that (a) a business or enterprise in the Business shall not include a business or enterprise in which the Business accounts for less than 20% the revenues, income or the value of the assets of such business or enterprise and (b) the Stockholder may own, directly or indirectly, solely as an investment, securities of any person having a class of securities publicly traded, if the Stockholder is not a controlling person of, or a member of a group which controls, such person and the Stockholder does not, directly or indirectly own more than two percent (2%) of any class of securities of such person.

          1.2 Confidential Information; Personal Relationships. Unless required by law, at all times during and after the Restricted Period, the Stockholder shall keep secret and retain in strictest confidence, and shall not use for the benefit of such Stockholder or others, or disclose to others, all confidential information or matters of the Company, including, without limitation, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans of the Company learned by the Stockholder heretofore or hereafter. For the purposes of this Agreement, "confidential information or matters of the Company" does not include information which is or becomes generally available to the public, other than as a result of a disclosure in violation of this Agreement.

          1.3 Property of the Company Business. All confidential memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means but excluding solely personal correspondence, records and rolodex cards, made or compiled by or on behalf of the Stockholder, or made available to the Stockholder relating to the business of the Company, are

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and shall be the property of the Company and, together with all other property of the Company in the Stockholder's possession, shall be delivered to the Company on the Closing Date.

          1.4 Employees of the Company. During the Restricted Period, the Stockholder shall not, directly or indirectly, (a) hire or offer employment to any individual (other than Stockholder's brother) who is or was at any time during the Restricted Period an employee of the Company or one of the Company's subsidiaries, or of Buyer or one of Buyer's subsidiaries ("Employee") or an Independent Contractor (as hereinafter defined), or (b) encourage any such individual to terminate his or her relationship with the Company, Company's subsidiaries, Buyer or Buyer's subsidiaries; provided, however, that (i) if Stockholder terminates his employment with the Company or Buyer with the consent of Buyer or six (6) months following the Closing Date, Stockholder can hire or otherwise work with Ori Mazin, Eliahu Mashiah and Izaak Mashiah, Dov Gal, Scott Langa, Elka Shendel and Gideon Hazam, and (ii) one (1) one year following the Closing Date, Stockholder may hire or work with (X) any Employee who is terminated by Buyer for reasons other than such Employee's failure to perform his or her duties or responsibilities to the reasonable satisfaction of Buyer and (Y) Kathleen Andonian and Eliahu Singer. For purposes of this Section 1.4, "Independent Contractor" shall include any individual who is or was an independent contractor whose principal job or function is or was to provide services to the Company or one of its subsidiaries or to perform significant services for Buyer or one of Buyer's subsidiaries with respect to the Business.

          1.5 Customers of the Company. During the Restricted Period, other than on behalf of the Company, Buyer or their respective subsidiaries, the Stockholder shall not solicit any person who is or was a customer or client of the Company, Buyer, or their respective subsidiaries at any time during the Restricted Period or a Hot Prospect (defined below) of Buyer the Company, or their respective subsidiaries for the purpose of (i) engaging in, or assisting any person or entity in engaging in, the Business, or (ii) soliciting or encouraging any customer, client or Hot Prospect of the Company, Buyer, or their respective subsidiaries to terminate or otherwise alter his, hers or its relationship or prospective relationship with the Company or Buyer. "Hot Prospect" shall mean those persons or entities to whom the Company, Buyer, or their respective subsidiaries shall have submitted a written offer to sell software products which constitute part of the Business.

     2. Rights and Remedies Upon Breach. If the Stockholder breaches, or threatens to commit a breach of, any of the covenants set forth in Section 1 of this Agreement (the "Restrictive Covenants"), the Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and its affiliates and that money damages would not provide an adequate remedy to the Buyer and its affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity. The Restricted Period shall be extended by any period that Stockholder is in breach of

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the Restrictive Covenants, unless such breach is not willful and does not materially damage Company, Company's subsidiaries, Buyer or Buyer's subsidiaries.

     3. Severability of Covenants. The Stockholder acknowledges and agrees that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

     4. Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part hereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     5. Employment. Stockholder agrees to remain employed by the Company, and in good faith diligently discharge his duties and responsibilities for a period not less than six (6) months following the Closing Date so long as the Company's key executives set forth in Section 1.4(i) are not terminated by Buyer for reasons other than such executives' failure to perform his or her duties or responsibilities to the reasonable satisfaction of Buyer. Following the Closing Date, Stockholder shall have responsibilities and duties consistent with his current responsibilities, taking into account any necessary and appropriate modifications resulting from the operation of the Company as a division of Buyer. During such six (6) month period: (a) the Stockholder shall receive compensation and benefits substantially similar to the compensation and benefits paid by the Company to him prior to the Closing Date and (b) Stockholder may terminate his employment with the Buyer or Buyer's subsidiary with Buyer's written consent, which consent shall not be unreasonably withheld.

     6. Governing Law. All questions concerning this Agreement and the rights and obligations of the parties hereto shall be governed and construed in accordance with the internal law, and not the law of conflicts of, the State of Delaware applicable to agreements made and wholly to be performed in that state. Buyer and Stockholder agree and consent that the courts of the State of Delaware or the United States District Courts for the districts located therein ("Delaware Courts") shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement. Stockholder irrevocably submits to the jurisdiction of the Delaware Courts, and waives any defenses of forum nonconveniens or similar defenses.

     7. Notices. Any notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier, sent by certified or registered mail, postage prepaid, or by facsimile. Any such notice shall be deemed given when so delivered personally, if sent by overnight courier, one business day after delivery to the overnight courier, if mailed, three days after the date of deposit in the United States mail, or if by facsimile, the date of transmission, as follows:

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          (i)   If to the Buyer, to:

                _________________________________
                _________________________________
                _________________________________
                Attention:  _____________________
                Facsimile:  _____________________

                With a copy to:

                Katten Muchin & Zavis
                525 W. Monroe Street
                16th Floor
                Chicago, Illinois 60661
                Attention:  Matthew S. Brown, Esq.
                Facsimile:  (312) 902-1061

          (ii)  If to the Stockholder, to:

                _________________________________
                _________________________________
                _________________________________
                Attention:  _____________________
                Facsimile:  _____________________

                With a copy to:

                _________________________________
                _________________________________
                _________________________________
                Attention:  _____________________
                            _____________________
                Facsimile:  _____________________


Any party may by notice given in accordance with this Agreement to the other party designate another address or person for receipt of notices hereunder.

     8. Waivers and Amendments; Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Stockholder or, in the case of a waiver, by the party waiving compliance therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part

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of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     9. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. The obligations of the Stockholder under this Agreement may not be assigned by the Stockholder to any other person.

     10. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

          (i) "affiliate" with respect to any person means any other person, controlling, controlled by or under common control with, such person; and

          (ii) "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

     11. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral, with respect thereto.

     13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     14. Termination. This Agreement will terminate and be of no further force or effect if the Acquisition Agreement is terminated in accordance with its provisions.


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